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                  [OHIO NATIONAL FINANCIAL SERVICES LETTERHEAD]


                                February 1, 2000


John J. Palmer, President
Ohio National Fund, Inc.
One Financial Way
Cincinnati, Ohio  45242


Re:  Subscription of Capital Stock of
     Ohio National Fund, Inc. Portfolio


Dear John:


The Ohio National Life Insurance Company, an Ohio domiciled mutual life insurer, hereby subscribes to 100 shares of the Nasdaq 100 Index Portfolio of Ohio National Fund, Inc. (the "Fund") for a consideration of $1,000. The consideration for such shares is hereby tendered.


The undersigned subscriber declares its intentions to purchase the said shares of the Fund for investment purposes only, with no present intention to resell, redistribute or redeem such securities, subject however, to any requirements of applicable law that the disposition of the undersigned's properly shall be and remain in its control at all times.

                               THE OHIO NATIONAL LIFE INSURANCE COMPANY


                               By:  /s/ Christopher A. Carlson
                               -------------------------------------------------
                               Christopher A. Carlson, Vice President and Senior
                                             Investment Officer